Exhibit 99.2

Chairman and Chief Executive Officer’s Quarterly Remarks

Welcome to World Acceptance Corporation’s Fiscal 2013 second quarter conference call. As usual, Mark and Kelly, our president and our CFO, are with me, along with other members of our management team. I will spend a few minutes reviewing the quarterly results, after which, we will be happy to answer any questions.

To begin with, we are disappointed with the financial results for the quarter. However, we do not believe the reported results are fully indicative of the fundamental business performance of the Company and we do not believe that there has been a fundamental change in our business prospects. As has been disclosed in our financial statement footnotes since becoming publically traded, the Company calculates interest revenue on its loans using the rule of 78s, and recognizes the interest revenue using the collection method, which is a cash method of recognizing the revenue. The Company believes that the combination of these two methods does not differ materially from the effective interest method, which is an accrual method for recognizing the revenue. While we do see substantial fluctuations in the amount of cash collected on a month to month basis depending on the number of business days in a month, these fluctuations generally level off during a given quarter. However, every so often, as occurred this quarter, the last two days of the quarter fell on a weekend.  The last time it occurred was September 30, 2007 and, the time before that, September 30, 2001. We believe this timing issue has and will result in a shift of interest and fee revenue, currently estimated to be between $2 and $2.5 million dollars, from the current quarter to the third quarter of the fiscal year.  The Company intends to fully implement the effective interest method at the beginning of fiscal year 2014, if not sooner, to better match the recognition of revenue with underlying business performance on a quarterly basis.

Aside from the impact on revenue discussed above, the Company’s performance continued many of the positive trends that we have seen over that last several years. Demand for our loan products remained strong during the quarter and, as expected, we have continued to see improvement in our loan loss ratios from prior year and historical levels. Net income for the second fiscal quarter was $22.9 million, or $1.72 per diluted share compared to $23.3 million, or $1.52 per diluted share, for the prior year quarter. This represents a 1.7% decrease in net income and a 13.2% increase in net income per diluted share when comparing the two quarterly periods. For the first six months of fiscal 2013, net income was $45.5 million, or $3.35 per diluted share, representing an increase of 4.7% and 20.5% in net income and EPS, respectively, over the first 6 months of fiscal 2012.

The large difference between the change in net income and the growth in diluted EPS is due to the ongoing benefit from our share repurchase program. During the second quarter, the Company repurchased 186 thousand shares at an aggregate price of $13.4 million. For the first six months of the fiscal year, the Company repurchased 1.1 million shares, spending $75 million. This, combined with the 2.2 million shares repurchased during fiscal 2012, has provided a great deal of EPS accretion during the quarter and six month periods. The benefits from the repurchase program should continue during the remainder of the fiscal year and beyond. Additionally, of the $113 million dollar increase in our credit facility that was announced during the first quarter, $100 million was added primarily for use in share repurchases.  Of that $100 million, $25 million remains in open authorizations that can be used for share repurchases during the remainder of fiscal 2013. The timing of these repurchases will depend upon our rate of loan growth and our availability under our loan facility during the next quarter, traditionally our busiest in terms of loan demand. The Company has recently requested an additional, substantial increase in its loan facility from its bank group, but has not received a formal commitment as to the additional amount that may be available. The primary purpose of this request is to enhance the Company’s ability to aggressively continue its share repurchase program.

Gross loans amounted to $1.09 billion at September 30, 2012, a 12.7% increase over the $965 million outstanding at September 30, 2011 and an 11.8% increase since the beginning of the fiscal year. This growth resulted from a 10% increase in our smaller installment loans and a 20% increase in our larger loan balances. Additionally, the 12.7% year over year growth resulted from a 5.2% increase in the number of accounts outstanding and a 7.5% increase in average balances. The 12.7% growth in year over year loan balances is an improvement from the 9.4% growth in loans at the end of the first quarter.

Acquisitions will always remain an important factor in the overall growth strategy of the Company; however, as has been the case in last several years, there has been very little purchase activity during the first two quarters of the fiscal year. Six small offices consisting of 2,180 accounts and $1.3 million in gross loans were purchased. Of the six, 3 became new office locations and three were merged into existing offices. For comparison purposes, during the first two quarters of fiscal 2012 the Company acquired 2,061 accounts and $2.1 million in gross loan balances in 12 separate offices, 11 of which were consolidated into existing locations.

We remained on track with the expansion of our branch network during the first six months of the current fiscal year, which is, as previously disclosed, about the same as fiscal 2012. We began fiscal 2013 with 1,137 offices, opened 35, purchased 3 and closed 2, giving us a total of 1,173 offices at September 30, 2012. Our plan for fiscal 2013 is to open 60 offices in the US and 10 in Mexico, plus evaluate acquisitions as opportunities arise.

As expected, the Company’s delinquencies and charge-offs have remained stable during the second quarter as we have seen in previous quarters. Accounts that were 61+ days past due decreased slightly from 3.0% to 2.9% on a recency basis and remained flat at 4.2% on a contractual basis when comparing the two quarter end statistics. The ratio of net charge-offs to average net loans on an annualized basis declined to 13.9% during the current quarter from 14.8% during the second quarter of the prior fiscal year. This is the 14th quarter in a row where charge-off ratios have declined from the corresponding quarter of the prior fiscal year.

The Company remains focused on controlling operating expenses on an ongoing basis. General and administrative expenses amounted to $66 million during the current fiscal quarter, a 7.6% increase over the $61 million in the prior year quarter primarily as a result of the 65 net new offices opened over the past twelve months. As a percentage of revenues, our G&A increased from 46.5% during the second quarter of fiscal 2012 to 47.5% during the current quarter, primarily as a result of the decline in expected revenue as previously discussed. Our G&A per average open office increased by 2.0% when comparing the two fiscal quarters.

We are also very pleased with the ongoing progress being made in our Mexican operations. We have 107 offices open as of September 30, 2012. Three offices have been opened and one was closed during the current fiscal year, with an additional 7 expected to be opened before the end of the year. We now have approximately 121,000 accounts and approximately $71.7 million in gross loans outstanding. This represents an 8.2% increase in accounts and a 37.5% increase in ledger over the trailing twelve months. The Company also benefitted from a decline in the exchange rate in pesos for dollars. The year over year growth in loan balances was 30.8% in pesos and 37.5% in dollars. This is a reversal of the foreign exchange rate trend that we saw in the first quarter. Net charge-offs were approximately $3.4 million during the first two quarters of the fiscal year, or 17.6% of average net loans on an annualized basis, (approximately the same as the corresponding 6 month period of the prior fiscal year) and our 61 day delinquencies are 3.6% and 6.2% on a recency and contractual basis respectively. This subsidiary had $2.6 million in pretax earnings for the first six months of the current year versus $1.8 million for the prior year 6 month period, which should improve as we continue to grow our outstanding receivables.

The Company’s trailing four quarter return on average assets of 13.4% and return on average equity of 25.1% continue their excellent historical trend as we pass the midpoint of fiscal 2013.

Finally, I am pleased to report that there are no new developments on the legislative or regulatory front at either the state or federal level. We continue to actively monitor the development of the Consumer Financial Protection Bureau through our national trade associations, the American Financial Services Association and the National Installment Lenders Association, but as we have previously stated, we believe that the value of the vital service we provide, that is providing credit opportunities to so many individuals that have limited access to other credit markets, will continue to be appreciated as this new Bureau is developed.

This transcript contains various “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” “intend” “plan,” “expect,” “believe,” “may,” “will,” and “should” or any variation of the foregoing and similar expressions are forward-looking statements.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following:   recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators having jurisdiction over the Company’s business or consumer financial transactions generically; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company); and the unpredictable nature of litigation.    These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time.  World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes.  The Company is also not responsible for updating the information contained in this transcript beyond the publication date, or for changes made to this document by wire services or Internet services.